Exhibit 99.1
CLICKNSETTLE.COM, INC. AND CARDO MEDICAL, LLC
ANNOUNCE COMPLETION OF MERGER
Miami, FL and Los Angeles, CA – September 2, 2008 – Cardo Medical, LLC, a company engaged in the development of orthopedic medical devices, and clickNsettle.com, Inc., a publicly-traded company with no active operations (“CKST”), completed a merger on August 29, 2008, pursuant to a merger agreement providing for the merger of Cardo with and into Cardo Acquisition, LLC, a wholly-owned subsidiary of CKST. Cardo will continue as the surviving entity in the merger and as a wholly-owned subsidiary of CKST.
As previously reported, on or about the signing of the merger agreement on June 18, 2008, a group of investors led by Dr. Phillip Frost, Chairman and Chief Executive Officer of Opko Health, Inc., invested approximately $13.0 million in Cardo in exchange for units of Cardo’s membership interests. Cardo used approximately $9.7 million of the proceeds from these investments to close on the acquisition of the remaining outstanding equity interests of three partially owned subsidiaries of Cardo (Accelerated Innovation, LLC, Cervical Xpand, LLC, and Uni-Knee, LLC), and Cardo expects to use the remaining funds to accelerate its research and product development.
Under the terms of the merger agreement, at the closing of the merger, each Cardo unit issued and outstanding was converted into and exchanged for the right to receive 667,204.70995 shares of common stock of CKST. As a result of the merger, CKST’s stockholders own approximately 5.5% of the combined company on a fully diluted basis, the members of Cardo, excluding the new investors, own approximately 64.8% of the combined company on a fully diluted basis, the new investors own approximately 28.5% of the combined company on a fully diluted basis, and option holders of Cardo own approximately 1.2% of the combined company on a fully diluted basis.
In connection with the consummation of the merger, CKST expects to change its name from “clickNsettle.com, Inc.” to “Cardo Medical, Inc.” CKST’s trading symbol is “CKST.OB,” which the company expects to change in connection with the name change. CKST intends to apply to have its shares listed on the American Stock Exchange.
In addition, on the tenth day after filing and transmitting an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder (approximately September 12, 2008), the Board of Directors of Cardo initially will consist of five directors to be appointed by Dr. Andrew Brooks and two directors to be appointed by Dr. Frost. Dr. Brooks, an orthopedic surgeon, will serve as Chief Executive Officer of the combined company and as its Chairman of the Board. The company is now headquartered in Los Angeles, California.
Dr. Brooks commented, “We are pleased to have completed our merger, and are excited to be working with Dr. Frost and his group as we grow our company into a significant and important source of innovative product development and distribution for orthopedic reconstructive and spine surgical devices. I am personally excited and grateful to be in a business which offers the ability to improve the quality of life and functional abilities of so many patients.”
Dr. Frost added, “We are thrilled to partner with the management team of Cardo Medical and look forward to working with them as they build their exciting company into a world class orthopedic and spinal device business.”

Glenn L. Halpryn, who is the current chairman and president of CKST, stated, “The Board of Directors of ClickNSettle is very impressed with the management team of Cardo, which combines orthopedic surgical expertise with business development acumen. Cardo is creating innovative orthopedic products with the potential to improve patient outcomes, while offering operational benefits to the providing orthopedic surgeons. Cardo has an established, proprietary product portfolio, and has already demonstrated numerous promising product development cycles. We believe Cardo is positioned to compete in a market for orthopedic implants that is expected to grow substantially in the coming years, as a large segment of the U.S. population begins to reach retirement age.”
About Cardo Medical, LLC
Cardo Medical, LLC, along with its wholly-owned subsidiaries, Accelerated Innovation, LLC, Cervical Xpand, LLC and Uni-Knee, LLC, focuses on product development, marketing and distribution of orthopedic and spinal medical devices. The companies’ product portfolio includes devices for spinal motion preservation and fusion, hip replacement and unicompartmental knee replacement. Cardo has received FDA clearance to market its Total Hip System, Cervical Plate/Screw System, Spine Pedicle Screw/Rod System, Patello-femoral Arthroplasty, and Uni-Knee Arthroplasty (UKA). Additional innovative products are in Cardo’s product pipeline pending FDA submission and clearance.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about expectations, beliefs or intentions regarding the business, technologies and products, financial condition, strategies or prospects. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the ailments being studied or for other ailments. In addition, forward-looking statements also may be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
CONTACT: clickNsettle.com, Inc. or Cardo Medical, LLC
Andrew A. Brooks, M.D.
(310) 274-2036